For Immediate Release
March 16, 2005

                        HARVEY ELECTRONICS, INC. REPORTS

               PROFITABILITY FOR THE FIRST QUARTER OF FISCAL 2005

                     GROSS PROFIT MARGIN INCREASES TO 42.2%
                     --------------------------------------

Lyndhurst,   NJ  -  On  March  16,  2005  Harvey   Electronics,   Inc.  ("Harvey
Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announced profitability for its first quarter ended January 29, 2005.

Pre-tax income for the thirteen weeks ended January 29, 2005 aggregated $454,000 as compared to $570,000 for the same period ended January 31, 2004. Net income for the first quarter of fiscal 2005 was $274,000 as compared to $350,000 for the same quarter in fiscal 2004.

For the thirteen weeks ended January 29, 2005 and January 31, 2004, EBITDA aggregated $658,000 and $782,000, respectively. (EBITDA for the first quarter of fiscal 2005 is calculated as follows: pre-tax income of $454,000 plus interest of $45,000 and depreciation and amortization of $159,000. EBITDA for the first quarter of fiscal 2004 is calculated as follows: pre-tax income of $570,000, plus interest of $52,000 and depreciation and amortization of $160,000).

As previously announced, net sales for the first quarter of fiscal 2005 aggregated $12,085,000 or a 2.5% decrease from the same quarter last year. Comparable store sales for the first quarter of fiscal 2005 decreased approximately 2.6% from the same quarter last year. The Company's November and December sales results were essentially flat with the prior year. The decrease in the first quarter sales resulted from slower January sales.

Mr. Franklin Karp, Chief Executive Officer and President of Harvey Electronics stated, "Our advertising expenditures increased almost 18% in the first quarter of fiscal 2005 as compared to the same quarter last year. This resulted in additional net advertising expense of $120,000, reducing profitability. These additional expenditures are expected to benefit the Company's overall campaign in fiscal 2005 as we migrate more towards our service initiatives."

"I am very pleased with the Company's extraordinary gross profit margin of 42.2% for the first quarter, despite price compression and competitive pressures on certain video products. This validates our efforts in selling additional higher-margin custom installation services, accessories and extended warranties, along with our higher-end audio and home theater products."



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Press Release
Page 2
March 16, 2005


Mr. Karp continued, "The strong 5% increase in our gross profit margin, more than mitigated the 2.6% decline in our comparable store sales. Excluding the increase in net advertising expense of $120,000, as mentioned above, the Company's pre-tax income for the first quarter was flat with pre-tax income reported for the same period last year."

Mr. Joseph Calabrese, the Company's Chief Financial Officer noted, "Comparable selling, general and administrative expenses have increased approximately $170,000 or 3.9% in the first quarter of fiscal 2005, as compared to the same period last year. These expenses increased primarily from additional advertising costs as discussed above, payroll and payroll related costs, occupancy costs and truck expenses. It is important to note that while the Company recorded an income tax provision of $180,000 for the first quarter of fiscal 2005, which represents an effective tax rate of 39.7%, this expense will not require the use of the Company's cash."

Mr. Calabrese concluded, "The Company applauded the Securities and Exchange Commission's decision to extend the compliance dates for non-accelerated filers pursuant to 404 of the Sarbanes-Oxley Act of 2002. The Company will further evaluate its implementation plan in fiscal 2005 to meet its compliance requirements for fiscal year 2006".

Mr. Karp concluded, "We are in the process of building the new Bridgewater, New Jersey retail showroom which is expected to open in June 2005. We are also working towards the move of our Greenwich, Connecticut Bang and Olufsen Store. This store's operations will be consolidated with our renovated Harvey Greenwich showroom, one block away. We are excited about these new endeavors as we believe they will enhance sales and profitability while servicing these important communities."

Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; seven Harvey showrooms and two Bang & Olufsen showrooms. There are two Harvey locations in Manhattan and five suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island and our newest Harvey store opened in Eatontown, New Jersey. The Bang & Olufsen branded stores are located in Union Square on 927 Broadway at 21st Street, in Manhattan and in Greenwich, Connecticut at 86 Greenwich Avenue.

Audio Video International, a well-respected trade publication, has named Harvey Electronics a national "Top Ten Retailer of the Year", six years in a row.


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Press Release
Page 3
March 16, 2005

Please visit a Harvey showroom or one of our Bang & Olufsen branded stores. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a high-definition plasma flat screen, LCD or DLP television, DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend", "anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

For more information and showroom locations, visit our website at www.harveyonline.com.

CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, CEO/President,
         E-mail: fkarp@harveyonline.com or
                 ----------------------
         Joseph J. Calabrese, Executive Vice President & CFO
         E-mail: jcalabrese@harveyonline.com
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0660


         See Financial Table

Harvey Electronics, Inc. Announces Profitable Results for the First
Quarter of Fiscal 2005
3/16/2005
                            Harvey Electronics, Inc.
                            Statements Of Operations
                                   (Unaudited)
                                             Thirteen Weeks      Thirteen Weeks
                                                 Ended               Ended
                                              January 29,         January 31,
                                                  2005                2004
                                                  ----                ----
Net sales                                      $12,085,014       $12,395,892
Other income                                         6,000             4,417
                                                     -----             -----
                                                12,091,014        12,400,309
                                                ----------        ----------
Cost of sales                                    6,987,864         7,400,494
Selling, general and administrative expenses     4,603,962         4,378,107
Interest expense                                    45,243            51,420
                                                    ------            ------
                                                11,637,069        11,830,021
                                                ----------        ----------
Income before income taxes                         453,945           570,288
Income taxes                                       180,000           220,000
                                                   -------           -------
Net income                                         273,945           350,288

Preferred Stock dividend requirement                14,154            17,574
                                                    ------            ------
Net income applicable to Common Stock             $259,791          $332,714
                                                  ========          ========
Net income per share applicable to
  common shareholders:
  Basic                                              $0.08             $0.10
                                                     =====             =====
  Diluted                                            $0.06             $0.08
                                                     =====             =====
Shares used in the calculation of net income
   per common share:
  Basic                                          3,455,987         3,324,525
                                                 =========         =========
  Diluted                                        4,212,978         4,008,869
                                                 =========         =========

                   Balance Sheet Information:
                                     January 29, 2005       October 30, 2004
                                     ----------------       ----------------
Current Assets                         $9,133,000             $8,692,000
Current Liabilities                     5,639,000              5,520,000
Working Capital                         3,494,000              3,172,000
Total Assets                           13,237,000             12,799,000
Long-Term Liabilities                   2,168,000              2,109,000
Shareholders' Equity                    5,430,000              5,170,000